Prospectus Supplement No. 4                     Filed Pursuant To Rule 424(b)(3)
(To Prospectus Dated June 25, 1999)                   Registration No. 333-79059

                                  $250,000,000

                          EXODUS COMMUNICATIONS, INC.

   5% Convertible Subordinated Notes Due March 15, 2006 and 21,892,600 shares of Common Stock Issuable Upon Conversion of the Notes

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   This prospectus supplement relates to the resale by the holders of 5%
Convertible Subordinated Notes due March 15, 2006 of Exodus Communications, Inc. and the shares of common stock of Exodus issuable upon the conversion of the notes.

   This prospectus supplement should be read in conjunction with the prospectus dated June 25, 1999 and the prospectus supplements dated July 6, 1999, August 5, 1999 and December 22, 1999, which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

   The information appearing under the heading "Recent Events" in the prospectus and prospectus supplements is superseded in part by the following information:

   In January 2000, we announced that we had entered into a definitive agreement to acquire KeyLabs, Inc. for shares of Exodus common stock. KeyLabs is a provider of e-business testing services. We expect the acquisition to close by the end of February 2000.

   The information in the table appearing under the heading "Selling Holders" in the prospectus is superseded in part by the information appearing in the table below.

                          Principal
                       Amount of Notes  Common Stock               Common Stock
                        Beneficially   Owned Prior to              Owned After
                          Owned and     the Offering  Common Stock  Completion
         Name             Offered          (1)(2)     Offered (2)  of Offering
---------------------- --------------- -------------- ------------ ------------
Goldman, Sachs & Co.
 .....................   $23,078,000     2,134,576     2,020,949     113,627

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(1) Represents 2,020,949 shares of common stock into which the notes are convertible and 113,627 shares of common stock into which Exodus' 4 3/4% Convertible Subordinated Notes due July 15, 2008 held by Goldman, Sachs & Co. are convertible. Goldman, Sachs & Co. was the lead underwriter in connection with our initial public offering of common stock in March 1998, our offering of 11 1/4% Senior Notes due 2008 in June 1998 and June 1999, our offering of 5% Convertible Subordinated Notes due March 15, 2006 in March 1999, our offering of 10 3/4% Senior Notes due 2009 in December 1999 and our offering of 4 3/4% Convertible Subordinated Notes due July 15, 2008 in December 1999.

(2) Assumes a conversion rate of 87.5704 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.

   Investing in our common stock or our convertible subordinated notes involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on Page 4 of this prospectus and those contained in documents incorporated by reference into this prospectus.

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   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

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   The date of this prospectus supplement is January 18, 2000.